EXHIBIT 99.1

Inuvo Revenue Increases 40% Sequentially to $16.7 Million for the Second Quarter of 2023

Management to host conference call at 4:15 PM ET today, Thursday, August 10, 2023

LITTLE ROCK, AR, August 10, 2023 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence (AI) that serves brands and agencies, today provided a business update, and announced its financial results for the second quarter ended June 30, 2023.

Recent Highlights:

•	Signed up 10 new clients and had 2 returning clients
•	Launched a new product with a large indirect client that is scaling
•	Added the former CEO of MediaKitchen to the Executive team as President
•	Enhanced the IntentKey’s suite of AI solutions by adding predictive Media Mix Modeling
•	Launched the Audience Discovery Portal at inuvo.com/portal
•	Enhanced the Company’s AI generated audience personas using the ChatGPT API integration
•	Interviewed in notable publications, including national exposure on Yahoo Finance

Richard Howe, CEO of Inuvo, stated, “I am pleased to report that our revenue increased sequentially by 40% from the first quarter of 2023 with June up roughly 16% year-over-year providing confidence that we could be back to quarterly year-over-year growth in the second half of the year. We made a significant hire, adding a President to the executive team, we strengthen our balance sheet with a $4  million capital raise and launched several transformative AI technologies within the quarter. Our goal remains to be at the forefront of artificial intelligence for advertising.”

Mr. Howe added, “We strongly believe that the industry we serve is on the verge of a material change. We see increasing pressure legislatively and technologically with respect to using consumer identity and data. There are now 11 states with privacy laws and 5 states with active privacy bills. Apple continues to implement browser features that thwart or limit conventional AdTech from using 3rd and 1st party cookies, IP addresses, email addresses and in their most recent IOS release, URL tracking. The writing is on the wall.”

Financial Results for the Three and Six Month Ended June 30, 2023

Net revenue for the second quarter of 2023 totaled $16.7 million, compared to $22.7 million for the same period last year.  Net revenue for the six months ended June 30, 2023, totaled $28.5 million compared to $41.3 million for the same period last year. The lower revenue this year compared to last year was attributable to the loss of a Direct Customer in the fourth quarter of last year.

Cost of revenue for the second quarter of 2023 totaled $2.4 million, compared to $9.3 million for the same period last year. Cost of revenue for the six months ended June 30, 2023, totaled $5.6 million as compared to $17.9 million for the same period last year.  The decrease in the cost of revenue for the three months and six months ended June 30, 2023, as compared to the same periods last year, was related to the decline in Direct Customers.

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Gross profit for the three and six months ended June 30, 2023, totaled $14.3 million and $22.9 million, respectively, as compared to $13.4 million and $23.3 million, respectively, for the same periods last year. Gross profit margin for the three and six months ended June 30, 2023, was 85.8% and 80.5%, respectively, as compared to 59.1% and 56.5%, respectively, for the same periods last year. The higher gross margin was due to changes in revenue mix, where a greater percentage of the revenue this year was from Indirect Customers, which typically have higher gross margins.

Operating expenses for the three months ended June 30, 2023, totaled $17.6 million compared to $16.2 million for the same period last year. Operating expenses for the six months ended June 30, 2023, totaled $29.7 million compared to $28.3 million for the same period last year. We had $1.6M and $2.7M of non cash-based expenses for the three and six month periods respectively.

Net loss for the second quarter of 2023 totaled $3.4 million, or $0.03 per basic and diluted share, as compared to net loss of $3.2 million, or $0.03 per basic and diluted share, for the same period last year. Net loss for the six months ended June 30, 2023, totaled $6.8 million, or $0.05 per basic and diluted share, as compared to net loss of $5.3 million, or $0.04 per basic and diluted share, for the same period last year.

Adjusted EBITDA [see reconciliation table below] was a loss of approximately $1.8 million in the second quarter of 2023, compared to a loss of approximately $142 thousand for the same period last year. Adjusted EBITDA was a loss of approximately $4.1 million for the six months ended June 30, 2023, compared to a loss of approximately $863 thousand for the same period last year.

Liquidity and Capital Resources:

As of June 30, 2023, Inuvo had $5.0 million in cash and cash equivalents, approximately $2.0 million of working capital, and a working capital facility of $5.0 million with no outstanding balance.

As of June 30, 2023, Inuvo had 137,817,253 common shares issued and outstanding.

Conference Call Details:

Date: Thursday, August 10, 2023

Time: 4:15 p.m. Eastern Time

Toll-free Dial-in Number: 1-888-886-7786

International Dial-in Number: +1-416-764-8658

Conference ID: 26719286

Webcast Link: HERE

An audio replay of the call will be available through August 24, 2023, and can be accessed by dialing 844-512-2921 for U.S. callers or +1 412-317-6671 for international callers and by entering the access code: 26719286.

About Inuvo

Inuvo®, Inc. (NYSE American: INUV) is a market leader in Artificial Intelligence built for advertising. Its IntentKey AI solution is a first-of-its-kind proprietary and patented technology capable of identifying and actioning to the reasons why consumers are interested in products, services, or brands, not who those consumers are. To learn more, visit www.inuvo.com.

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Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as filed on March 10, 2023, and our other filings with the SEC.  Additionally, forward looking statements are subject to certain risks, trends, and uncertainties including the continued impact of Covid-19 on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:

Wally Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

Investor Relations :

David Waldman / Natalya Rudman

Crescendo Communications, LLC

Tel: (212) 671-1020

inuv@crescendo-ir.com

(Tables follow)

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INUVO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2023	2022	2023	2022
Net revenue	$16,651,405	$22,651,305	$28,498,845	$41,260,672
Cost of revenue	2,368,540	9,273,589	5,559,103	17,935,095
Gross profit	14,282,865	13,377,716	22,939,742	23,325,577
Operating expenses	85.8%	59.1%	80.5%	56.5%
Marketing costs	12,056,616	10,988,409	19,144,166	18,157,858
Compensation	3,253,416	3,215,890	6,676,257	6,373,596
Selling, general and administrative	2,311,885	2,011,237	3,893,774	3,737,909
Total operating expenses	17,621,917	16,215,536	29,714,197	28,269,363
Operating loss	(3,339,052)	(2,837,820)	(6,774,455)	(4,943,786)
Interest (expense) income, net	(38,186)	3,070	(57,306)	2,071
Other income (loss) , net	-	(395,177)	14,418	(377,475)
Net loss	(3,377,238)	(3,229,927)	(6,817,343)	(5,319,190)
Other comprehensive income
Unrealized loss on marketable securities	-	(124,253)	84,868	(222,409)
Comprehensive loss	(3,377,238)	(3,354,180)	(6,732,475)	(5,541,599)

Earnings per share, basic and diluted
Net loss income	($0.03)	($0.03)	($0.05)	($0.04)
Weighted average shares outstanding
Basic	127,249,916	119,827,944	124,115,098	118,788,819
Diluted	127,249,916	119,827,944	124,115,098	118,788,819

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INUVO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2023	2022
Assets

Cash and cash equivalent	$5,045,112	$2,931,415
Marketable securities-short term	-	1,529,464
Accounts receivable, net	10,795,658	11,119,892
Prepaid expenses and other current assets	828,601	798,977
Total current assets	16,669,371	16,379,748

Property and equipment, net	1,680,448	1,668,972

Intangible assets, net of accumulated amortization	9,853,342	9,853,342
Goodwill	5,157,041	5,649,291
Other assets	924,597	2,005,957

Total assets	$34,284,799	$35,557,310

Liabilities and Stockholders Equity

Current liabilities
Accounts payable	$6,192,824	$8,044,802
Accrued expenses and other current liabilities	8,435,093	5,550,984
Total current liabilities	14,627,917	13,595,786

Long-term liabilities	154,230	212,208

Total stockholders' equity	19,502,652	21,749,316
Total liabilities and stockholders' equity	$34,284,799	$35,557,310

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RECONCILIATION OF LOSS FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2023	2022	2023	2022
Net loss	(3,377,238)	$(3,229,927)	$(6,817,343)	$(5,319,190)
Interest (Income) Expense	38,186	(3,070)	57,306	(2,071)
Depreciation	432,053	372,939	824,954	729,732
Amortization	273,495	270,563	550,263	627,741
EBITDA	(2,633,504)	(2,589,495)	(5,384,820)	(3,963,788)
Stock-based compensation	503,061	684,376	935,145	1,355,534
Non recurring items:
Expense of fraudulent media		1,367,800		1,367,800
Unrealized loss on marketable securities		395,177		377,475
Doubtful account reserve	378,928		361,097
Adjusted EBITDA	(1,751,515)	(142,142)	(4,088,578)	(862,979)

Reconciliation of Operating Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as Net loss plus (i) interest expense, (ii) depreciation, and (iii) amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified expenses that are not expected to recur or be representative of future ongoing operation of the business. These adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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